 Exhibit 3.5

FIRST AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
BANCORPSOUTH BANK

The Amended and Restated Bylaws (the “Bylaws”) of BancorpSouth Bank (the “Bank”), are hereby amended effective as of February 25, 2021 (the “Effective Date”) as follows:

1.            Article II, Section 2.1 of the Bylaws is hereby deleted in its entirety and a new Article II, Section 2.1 is hereby added to the Bylaws and reads as follows:

Section 2.1 GENERAL.  All meetings of the shareholders of the Bank shall be held (a) at such place (either within or outside the State of Mississippi), or (b) by such means of electronic transmission or other means of remote communication, or a combination thereof, including, but not limited to, communications through conference telephone, videoconference, the internet or such other means by which persons not physically present in the same location may communicate with each other on a substantially concurrent basis, on such date and at such time as may be set forth in these Bylaws or as shall be determined from time to time by the Board of Directors. All references in this Article II to “in person” representation or appearance at a meeting of the shareholders or voting at any such meeting shall be deemed to include representation, appearance or voting by means of electronic transmission or other means of remote communication established by the Board of Directors for such purpose.

2.            Article II, Section 2.4 of the Bylaws is hereby deleted in its entirety and a new Article II, Section 2.4 is hereby added to the Bylaws and reads as follows:

Section 2.4 NOTICE OF MEETING.

(a)  Written notice stating the (i) place or providing instructions on how to access the meeting by electronic transmission or other means of remote communication, (ii) date, and (iii) time of the annual meeting of shareholders of the Bank and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall, unless otherwise prescribed by statute, be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the Board of Directors, the Chairman, Chief Executive Officer or the Secretary, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the stock transfer books of the Bank with postage paid thereon.

(b)    Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by the Bank under any provision of Chapter 5 of Title 18 of the Mississippi Code (the “Banking Act”), the Mississippi Business Corporation Act (the “Act”), the Bank’s Articles of Incorporation (the “Articles”) or these Bylaws, shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the Bank. Any such consent shall be deemed revoked if (i) the Bank is unable to deliver by electronic transmission two consecutive notices given by the Bank in accordance with such consent, and (ii) such inability becomes known to the Secretary of the Bank or to the transfer agent or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 2.4(b) shall be deemed delivered: (1) if by facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting when such notice is directed to the record address of the shareholder or to such other address at which the shareholder has consented to receive notice, upon the later of such posting or the giving of such separate notice; and (4) if by any other form of electronic transmission, when consented to by the shareholder. In addition, notice can be given in any manner authorized by the Act.